Exhibit 5.1

Watson, Farley & Williams (New York) LLP
Our reference: 24435.50002/19100519	100 Park Avenue New York, New York 10017
Tel (212) 922 2200 Fax (212) 922 1512
August 29, 2008
Capital Product Partners L.P. 3, Iassonos Street Piraeus, Athens 18537 Greece
Registration Statement on Form F-3

Dear Sirs:
We have acted as special counsel as to matters of the law of the Republic of The Marshall Islands (“Marshall Islands Law”) for Capital Product Partners L.P. (the “Partnership”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (“Rules”), of a registration statement on Form F-3 (such registration statement and any additional registration statement filed pursuant to Rule 462(b) is referred to as the “Registration Statement”) for the registration of the sale from time to time of (i) up to $300,000,000 aggregate offering price (or any such further aggregate offering price as may be registered pursuant to Rule 462(b)) of Common Units to be issued by the Partnership (the “Partnership Units”), (ii) up to 8,805,522 Subordinated Units (the “Subordinated Units”) of the Partnership held by Capital Maritime & Trading Corp. (“Capital Maritime”), and (iii) 11,304,651 Common Units of the Partnership held by Capital Maritime, including 8,805,522 Common Units issuable upon the conversion of the aforementioned Subordinated Units (together with the Subordinated Units, the “Secondary Units” and, together with the Partnership Units, the “Units”), each representing limited partnership interests in the Partnership.  The Units will be sold from time to time as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”).
In rendering this opinion, we have examined originals or photocopies of all such documents, including (i) the Registration Statement and the Prospectus and (ii) certificates of public officials and of representatives of the Partnership and the Partnership’s general partner, Capital GP L.L.C. (the “General Partner”), as we have deemed necessary.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as photocopies.  We have further assumed the validity and enforceability of all documents under all applicable laws other than Marshall Islands law.  As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

London —  New York —  Paris —  Hamburg —  Munich —  Rome —  Milan —  Athens —  Piraeus —  Singapore —  Bangkok
Watson, Farley & Williams (New York) LLP is a limited liability partnership registered in England and Wales with registered number OC312253.  It is regulated by the Solicitors Regulation Authority and its members are solicitors or registered foreign lawyers.  A list of members of Watson, Farley & Williams (New York) LLP and their professional qualifications is open to inspection at the above address.  Any reference to a ‘partner’ means a member of Watson, Farley & Williams (New York) LLP, or a member or partner in an affiliated undertaking, or an employee or consultant with equivalent standing and qualification.

Watson, Farley & Williams (New York) LLP or an affiliated undertaking has an office in each of the cities listed above.

We have also assumed that (a) the Registration Statement and any amendments or supplements thereto (including any necessary post-effective amendments) shall have become effective under the Securities Act, (b) a Prospectus Supplement shall have been prepared and filed with the Commission describing the Units offered thereby, (c) the Partnership Units shall be issued, and all of the Units shall be sold, in compliance with applicable U.S. federal, state and foreign laws and in the manner stated in the Registration Statement and the applicable Prospectus Supplement and (d) a definitive purchase, underwriting or similar agreement with respect to any Units offered will have been duly authorized and validly executed and delivered by the applicable Registrants and the other parties thereto.
This opinion is limited to Marshall Islands Law and is as of the date hereof.
Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that when the terms of the issuance and sale thereof have been duly approved by the Partnership and when issued and delivered against payment therefor in accordance with the terms of the First Amended and Restated Agreement of Limited Partnership dated April 3, 2007 of the Partnership, the applicable underwriting agreement (or similar agreement) and the Registration Statement and Prospectus, the Units will be duly authorized, validly issued, fully paid and non-assessable.
We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Prospectus.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related Rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related Rules.
Very truly yours,

Watson, Farley & Williams (New York) LLP